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SYCAMORE ELECTS INDUSTRY VETERAN CRAIG BENSON TO BOARD OF DIRECTORS

CHELMSFORD, Mass., October 22, 2007 – Sycamore Networks, Inc. (NASDAQ: SCMR), a leader in intelligent bandwidth management solutions for fixed line and mobile network operators worldwide, today announced that Craig Benson has been elected to the Sycamore Networks Board of Directors. As founder of one of the most successful companies in the networking industry, Benson brings extensive management and business development expertise to Sycamore Networks.

As former Chairman and Chief Executive Officer at Cabletron Systems, Benson was responsible for overseeing one of the largest and most successful computer networking companies. Benson co-founded Cabletron in 1983, growing the company from a two-man start-up operation to one of the world's leading providers of networking solutions. Inc. Magazine named Benson "Entrepreneur of the Year" in 1991, and in 1995 he was inducted into the Academy of Distinguished Entrepreneurs.

“We are very pleased to welcome Craig Benson and his expertise to Sycamore’s Board of Directors," said Daniel E. Smith, president and CEO, Sycamore Networks. “Craig’s proven experience, valuable insights, and high energy will be of great value to both our Board and the Company as we continue to move Sycamore forward.”

In 2002 Benson was elected the Governor of New Hampshire, winning with a strong majority and delivering on his commitment to use technology and greater efficiency to save money in state government. As 79th governor of the state, Benson successfully introduced a number of ground breaking initiatives in the area of health care, education reform, and government operations. During his tenure, Benson was recognized by the CATO Institute as the best newly elected governor and the second best governor in the country.

"I am honored and excited to be working with Dan and the Sycamore team," said Benson. "The company has a history of delivering industry leading innovation and is in a strong position as network operators introduce best-in-class technology to optimize their networks for dynamic new services."

Benson graduated from Babson College with a degree in finance and completed an MBA in operations management from Syracuse University. He currently sits on two non-profit boards and teaches courses on Entrepreneurship at Babson College.

About Sycamore Networks
Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore's global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, the findings, including possible tax liabilities and penalties resulting from the audit of certain of the Company’s income tax returns by the Internal Revenue Service, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, and additional actions and findings that may result from the ongoing investigation into such stock options and the accounting therefor, including the restatement of previously issued financial statements, certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and its directors. Certain additional risks are set forth in more detail in the section entitled “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.